Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Exterran Partners, L.P.’s Registration Statement No. 333-148181 and No. 333-164258 on Form S-3 and Registration Statement No. 333-149639 on Form S-8 of our report dated April 6, 2010, which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for non-controlling interest in accordance with guidance provided within ASC 810, relating to the consolidated balance sheets of Exterran General Partner, L.P. appearing in Exterran Partners, L.P.’s Current Report on Form 8-K filed on April 6, 2010.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
April 6, 2010